Exhibit 99.2

October 7, 2014

Board of Directors

Symmetry Medical, Inc.

3724 North State Road 15

Warsaw, IN 46582

Pursuant to and subject to the provisions of Section 1(b) of the engagement letter (the “Engagement Letter”) by and between Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Symmetry Medical Inc. (the “Company”), Stifel hereby consents to the inclusion of its Opinion (as defined in the Engagement Letter) in the proxy statement to be filed as a part of Amendment No. 1 to the Registration Statement on Form S-4 in connection with the merger of TecoSym Inc. with and into the Company pursuant to the Agreement and Plan of Merger among the Company, Tecostar Holdings, Inc., Tecomet, Inc. and TecoSym Inc., dated August 4, 2014.

By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED